UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 10, 2011

AnchorBanCorp Wisconsin Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	001-34955	39-1726871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 West Main Street, Madison, Wisconsin	53703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 800-252-8982

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 13, 2011, Anchor BanCorp Wisconsin Inc. (the “Company”) received a letter from the Listing Qualifications Department of The NASDAQ Stock Market (“NASDAQ”) notifying the Company that it was not in compliance with the minimum $1.00 per share minimum bid price requirement for continued inclusion on the NASDAQ Global Select Market set forth in NASDAQ Marketplace Rule 5450(a)(1) (the “Rule”), as a result of the bid price of the Company’s common stock having closed below $1.00 for the 30 consecutive business days prior to the date of the letter.

NASDAQ’s letter advised the Company that, in accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), the Company will be provided 180 calendar days, or until November 9, 2011, to regain compliance. The letter further advised that such compliance can be achieved if, at any time before November 9, 2011, the bid price of the common stock closed at $1.00 or more per share for a minimum of ten consecutive business days.

The Company did not regain compliance with the Rule on or prior to November 9, 2011 and, accordingly, on November 10, 2011, the Company received a second letter from NASDAQ (the “Staff Determination”) stating that the Company’s common stock would be subject to delisting from the NASDAQ Global Select Market as a result of the deficiency. Additionally, the Staff Determination described the process the Company must follow in order to regain compliance and also provided some alternatives the Company has carefully considered.

Consistent with the process described in the Staff Determination the Company will request a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”) to review the Staff Determination. Requesting such a hearing stays any action with respect to the Staff Determination until the Panel renders a decision subsequent to the hearing. At the yet to be scheduled hearing, the Company intends to present a plan to regain compliance with the Rule, allowing it to remain on the NASDAQ Global Select Market. Although the Company believes that its plan will represent a viable path to compliance, there can be no assurance that the Panel will grant the Company’s request for continued listing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Anchor BanCorp Wisconsin, Inc.

Date:	November 14, 2011	By:	/s/ MARK D. TIMMERMAN
Executive Vice President, Secretary and General Counsel